UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/15/2007

Hoku Scientific, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-51458

Delaware	99-0351487
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1075 Opakapaka St.
Kapolei, HI 96707
(Address of principal executive offices, including zip code)

808-682-7800
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Amendment and Restatement of Contract with GEC Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment Ltd.

On January 21, 2007 Hoku Scientific, Inc., GEC Graeber Engineering Consultants GmbH, or GEC, and MSA Apparatus Construction for Chemical Equipment Ltd., or MSA, entered into a contract for the purchase and sale of hydrogen reduction reactors and converters, or the Contract. The Contract required Hoku Scientific to open an irrevocable letter of credit within six months of the January 21 date of the Contract in the amount of 65% of the purchase price for hydrogen reduction reactors and converters, or the Equipment, capable of producing 2,000 metric tons of polysilicon per year, which is approximately 13.6 million Euros. On May 26, 2007, the parties amended the Contract and GEC and MSA granted us a two-month extension to open the letter of credit, whereby we were required to open the 13.6 million Euros letter of credit on or before September 17, 2007. On May 29, 2007 we paid the initial deposit of 15%, or approximately $4.2 million, under the Contract with GEC and MSA for the Equipment capable of producing 2,000 metric tons of polysilicon per year. The payment of this initial deposit began the 15-month delivery deadline for Equipment capable of producing 1,500 metric tons of polysilicon per year, with the Equipment for an additional 500 metric tons per year being delivered within three months after the first delivery. On September 5, 2007, we entered into an assignment and assumption agreement with Hoku Materials, Inc., our wholly-owned subsidiary, for the transfer of all of our right, title and interest in the Contract with GEC and MSA to Hoku Materials.

On October 15, 2007, Hoku Materials, GEC and MSA amended and restated the Contract to eliminate the requirement that an irrevocable letter of credit equal to 65% of the purchase price for the Equipment be delivered, and to include an option for Hoku Materials to order additional Equipment capable of producing an additional 500 metrics of polysilicon per year, or the Amended Contract. Under the Amended Contract, Hoku Materials is required to pay GEC and MSA up to 45% of the purchase price for Equipment capable of producing 2,000 metric tons of polysilicon per year via wire transfer in eight equal monthly increments from September 2007 through March 2008, and an additional 20% of the purchase price within four weeks after the Equipment is shipped from the Port of Hamburg, Germany. An additional 10% of the applicable purchase price for the Equipment is payable to GEC and MSA via wire transfer within four weeks after a successful test demonstration of the Equipment, and the final 10% of the applicable purchase price is payable to GEC and MSA upon the earlier of (a) 30 months after delivery; and (b) expiration of the warranty period, which is 18 months after successful commissioning of the Equipment.

The Amended Contract also contains an option to purchase additional Equipment that is capable of producing up to an additional 500 metric tons of polysilicon per year, or the Option Equipment, for a total purchase price of approximately 6.7 million Euros, or the Option Price. The Amended Contract provides for an initial deposit equal to 15% of the Option Price to GEC and MSA within six months after signing the Amended Contract.   The Option Equipment shall be delivered within 12 months after Hoku Materials pays the 15% deposit. Hoku Materials is required to pay GEC and MSA up to 45% of the Option Price via wire transfer in 12 equal monthly increments from the month after it pays the 15% deposit through the month of shipment, and an additional 20% of the Option Price within four weeks after the Option Equipment is shipped from the Port of Hamburg, Germany. An additional 10% of the Option Price for the Option Equipment is payable to GEC and MSA via wire transfer within four weeks after a successful test demonstration of the Option Equipment, and the final 10% of the Option Price is payable to GEC and MSA upon the earlier of (a) 30 months after delivery; and (b) expiration of the warranty period, which is 18 months after successful commissioning of the Option Equipment.

The Contract and Amendment No. 1 to the Contract are filed as Exhibits 10.43 and 10.45, respectively, to our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed with the Securities and Exchange Commission on June 29, 2007. The Amended Contract will be filed with our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hoku Scientific, Inc.

Date: October 16, 2007	By:	/s/ Dustin M. Shindo
Dustin M. Shindo
Chairman of the Board of Directors, President and Chief Executive Officer